EXHIBIT 11(a)

     STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
          Calculation of Primary Earnings Per Common Share

                 (in thousands, except share data)


                         Three Months Ended      Nine Months Ended
                            September 30,           September 30,
                         1992        1991        1992       1991

Income after income
 taxes and before
 cumulative effect of
 accounting change       $  734      $  2,756    $  7,408  $  6,189
Cumulative effect of
 accounting change          --           --           700       --
Net income               $  734      $  2,756    $  8,108  $  6,189

Average Number of
 Shares of Common
 Stock Outstanding       28,078        26,590      27,824    26,159

Average Number of
 Common Stock
 Equivalents:
  Effect of stock
  options outstanding
  after application
  of the treasury
  stock method            1,387         2,307       2,814     1,984
                         29,465        28,897      30,638    28,143
Primary Earnings
 Per Common Share:
  Before cumulative
  effect of
  accounting change      $  .02      $    .10    $    .24  $    .22
   Cumulative effect of
   accounting change         --            --         .02       --
   Earnings per share    $  .02      $    .10    $    .26  $    .22